SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, D.C. 20549

                                                 FORM S-8
                                          REGISTRATION STATEMENT
                                                   UNDER
                                        THE SECURITIES ACT OF 1933

                                          ARTHUR TREACHER'S, INC.

                                                   Utah
                 (State or other jurisdiction of incorporation or organization)

                                                34-1413104
                                       (Employer Identification No.)

                        7400     Baymeadows   Way,   Suite  300,   Jacksonville,
                                 Florida 32256 (Address of principal executive offices)

                                   Non-Qualified Stock Option Agreements
                                         (Full title of the plan)

                                          Steven Schuster, Esq.
                                         McLaughlin & Stern, LLP
                                            260 Madison Avenue
                                            New York, NY 10016
                                              (212) 448-1100
                  (Telephone number, including area code, of agent for service)


                                      CALCULATION OF REGISTRATION FEE

Title of Securities to be      Amount to be          Proposed maximum offering          Proposed maximum aggregate       Amount of
registered                     registered            price per share(1)                 offering price(1)          registration fee

Common Stock, par value        110,000 shares        $2.65                              $291,500                         $85.99
$.01 per share
Common Stock, par value
$.01 per share                 45,000 shares         $3.37                              $151,650                         $44.74

TOTAL                          155,000 shares                                           $443,150                        $130.73
-----------------------------  --------------------- ---------------------------------  -------------------------------- ---------


(1)      The proposed  maximum  offering  price and maximum  aggregate  offering price is the assumed price of the shares of common stock available under the non-qualified stock option agreements (the "Option Agreements") being registered hereunder, based upon the price at which the options may be exercised, in accordance with Rules 457(h) promulgated under the Securities Act of 1933.


         This Registration Statement, including all exhibits and attachments, contains 10 pages. The exhibit index may be found on page 7 of the consecutively numbered pages of the Registration Statement.

                                                      PART I

                           INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.  Plan Information

(a)      General Plan Information

         The documents containing the information specified in this Item will be sent or given to individuals who have been granted awards under certain non-qualified stock option agreements (the "Option Agreements") by Arthur Treacher's, Inc., a Utah corporation (the"Registrant" or "Company") and were adopted by the Board in August 1996 and March 1997 and are being filed with, or included in, this Registration Statement on Form S-8 (the "Registration Statement") in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission").

         The name of the Registrant whose securities are to be offered pursuant to the Option Agreements is Arthur Treacher's, Inc.

         In August 1996, the Board of Directors authorized Option Agreements with respect to the issuance of 167,500 shares of Common Stock. Agreements with respect to 110,000 shares of Common Stock remain in effect. Each Option Agreement provides for the grant of five-year options which do not qualify as incentive stock options under the Internal Revenue Code of 1986, as amended, to be issued to employees. The Company has reserved 110,000 shares of Common Stock for issuance under the Option Agreements. Each option becomes exercisable with respect to 20 percent of the total shares per year. The exercise price under each Option Agreement is $2.65 per share.

         In March 1997, the Board of Directors authorized Option Agreements with respect to the issuance of 45,000 shares of Common Stock. Each Option Agreement provides for the grant of five-year options which do not qualify as incentive stock options under the Internal Revenue Code of 1986, as amended, to be issued to officers and employees. The Company has reserved 45,000 shares of Common Stock for issuance under the Option Agreement. Each option becomes exercisable with respect to 20 percent of the total shares per year. The exercise price under each Agreement is $3.37 per share.

         The Board of Directors determines the persons to whom options are granted, number of shares of stock subject to an option, the period during which options may be exercised and the exercise price thereof.

(b)      Securities to be Offered

         The Option Agreements provide for options with respect to, in the aggregate, up to 155,000 shares of Common Stock, $.01 par value.

(c)      Employees Who May Participate in the Plan

         The optionees under the Option Agreement are the Company's employees.

     (d) Purchase of Securities pursuant to the Plan and Payment for Securities Offered

         (1) The purchase price of each share for which a non-qualified option is granted and number of shares, is within the Board's discretion, provided that the purchase price is not less than the market price per share of Common Stock at the date of grant.

         (2) Each Option Agreement provides that payment for shares of Common Stock purchased upon the exercise of an option (or any portion thereof) granted shall be made in full, in cash, at the time of such exercise.

         (3)      Not applicable

         (4)      Not applicable

         (5)      Not applicable

         (6)      The securities will be purchased from the Company

(e)      Resale Restrictions

         None

(f)      Tax Effects of Plan participation

         Not Applicable

(g)      Investment of Funds

         Not applicable

(h)      Withdrawal from the Plan; Assignment of Interest

     The option shall terminate and shall no longer be exercisable as to each individual annual allotment of option shares on the date five (5) years from the date of vesting of the options. The option is not transferable.

(i)      Forfeitures and Penalties

         Not applicable

(j)      Charges and Deductions and Liens Therefor

         Not applicable

Item 2.  Registrant Information and Employee Plan Annual Information

         The documents containing the information specified in this Item will be sent to the participant which has been granted the award by the Registrant and are not being filed with, or included in, this Registration Statement in accordance with the rules and regulations of the Commission.

                                                      PART II
                            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

         1. The description of the shares of common stock, par value $.01 per share ("the Common Stock"), contained in the Registrant's Registration Statement on Form 10-SB/A3 filed with the Commission on August 11, 1997 (File number 000-22315) pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which is incorporated by reference.

         2. The Registrant's Annual Report on Form 10-KSB for the fiscal year June 30, 1997 filed on September 29, 1997.

         3. The Registrant's Quarterly Report on Form 10-Q for the quarter ended December 29, 1997 filed on February 11, 1998.

         4. All documents filed by the Registrant with the Commission pursuant to Sections 13 (a), 13 (c), 14 or 15 (d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment, which indicate that all securities offered have been sold or which registers all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated be reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.



Item 4.  Description of  Securities

         The description of the shares of Common Stock contained in the Registrant's Registration Statement on Form 10-SB/A3 filed with the Commission on August 11, 1997 (File number 000- 22315) pursuant to Section 12(g) of the Exchange Act, which is incorporated by reference. Such shares are traded on the NASDAQ SmallCap Market under the symbol "ATCH."

Item 5.  Interests of Named Experts and Counsel

         The legality of the Common Stock being offered hereby will be passed upon for the Company by McLaughlin & Stern, LLP, New York, New York. Steven Schuster, a member of the firm, owns 60,000 shares of Common Stock of the Company. McLaughlin & Stern, LLP, owns 24,606 shares of Common Stock and warrants to purchase 5,000 shares at a price of $3.00 per share.

Item 6.  Indemnification of Directors and Officers

         The Utah Revised Business Corporation Act of 1992 (the "Model Act") provides that the statutory indemnification provisions are not exclusive and a corporation, through its by-laws, may authorize indemnification in circumstances that go beyond those permitted by statue, subject to certain limitations. The Model Act does not, however, permit any indemnification to the director of officer where: (a) amount of financial benefit received by director to which he was not entitled; (b) intentional infliction of harm on corporation or shareholders; (c) unlawful distribution; or (d) intentional violation of criminal law. The Company's By-laws provide for indemnification of officers and directors for any action taken or failure to take action as the officer and/or director so long as the officer and/or director reasonably believed that his conduct was in, or not opposed to, the Company's best interests, and not in violation of the Model Act.


Item 7.  Exemption From Registration Claimed

         Not applicable.



Item 8.  Exhibits

3(i)     * Certificate of Incorporation

3(ii)    *By-Laws

5 Opinion of McLaughlin & Stern, LLP regarding the legality of the securities being registered.

10.13    *Form of Option Certificate


*Included in, and incorporated by reference to, the Registrant's Registration Statement on Form 10- SB/A3 filed with the Commission on August 11, 1997 (File number 000-22315) pursuant to Section 12(g) of the Exchange Act.

Item 9.  Undertakings.

         The Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

         (4)  That,  for  purposes  of  determining   any  liability  under  the
Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                                    SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Jacksonville, State of Florida on this 17th day of February, 1998.

                        ARTHUR TREACHER'S, INC.

                                                 By:    /s/R. Frank Brown
                                                        R. Frank Brown
                                                        President, Treasurer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

 Signature                                      Title              Date

/s/R. Frank Brown           President, Chief Executive        February 17, 1998
---------------------------
R. Frank Brown              Officer, Treasurer Officer,
                            Director


/s/Bruce R. Galloway        Chairman of the Board             February 17, 1998
----------------------------
Bruce R. Galloway           of  Directors

/s/Skuli Thorvaldsson       Vice Chairman of the Board        February 27, 1998
--------------------------
Skuli Thorvaldsson

/s/Fred Knol                Director                          February 27, 1998
Fred Knoll

/s/Heinz Schimmelbusch      Director                          February 27, 1998
Heinz Schimmelbusch

/s/ Dennis S. Bookshester   Director                          February 27, 1998
-------------------------
Dennis S. Bookshester

EXHIBIT 5
                                               McLAUGHLIN & STERN, LLP
                                                 260 Madison Avenue
                                              New York, New York 10016
                                                   (212) 448-1100
                                                 FAX (212) 448-0066

New Jersey Office                                           Millbrook Office
411 Hackensack Avenue                                       Franklin Avenue
Hackensack, NJ  07601                                       P.O. Box 1369
(201) 488-1105                                              Millbrook, NY 12545
FAX (201) 488-3679                                          (914) 677-5700
                                                            FAX (914) 677-0097

                                                     March 3, 1998
United States Securities &
         Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
                                    Re:     Arthur Treacher's, Inc.

Gentlemen:

         Reference is made to the Registration Statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission by Arthur Treacher's, Inc. (the "Company").

         We hereby advise you that we have examined originals or copies certified to our satisfaction of the Certificate of Incorporation and amendments thereto and the By-Laws of the Company, minutes of the meetings of the Board of Directors and such other documents and instruments, and we have made such examination of law as we have deemed appropriate as the basis for the opinions hereinafter expressed.

         Based on the foregoing, we are of the opinion that:

         1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Utah.

         2. The 155,000 shares of Common Stock underlying the "Non-Qualified Stock Option Agreements," which are due to be sold pursuant to the Registration Statement have been duly and validly authorized and, when issued, will be validly issued, fully paid and non-assessable.

         In addition, we hereby consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" in the prospectus forming part of such Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,


                             McLaughlin & Stern, LLP